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                                                                      Exhibit 11

                       Horace Mann Educators Corporation
                      Computation of Net Income per Share
              For the Three Months Ended March 31, 2000 and 1999
                 (Amounts in thousands, except per share data)

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
                                                          Three Months Ended
                                                              March 31,
                                                         --------------------
                                                           2000         1999
                                                         -------      -------
Basic - assumes no dilution:

Net income (loss) for the period                         $12,726      $17,051
                                                         -------      -------
Weighted average number of common
 shares outstanding during the period                     41,156       41,806
                                                         -------      -------

Net income (loss) per share - basic                      $  0.31      $  0.41
                                                         =======      =======


Diluted - assumes full dilution:

Net income (loss) for the period                         $12,726      $17,051
                                                         -------      -------

Weighted average number of common
   shares outstanding during the period                   41,156       41,806
Weighted average number of common
   equivalent shares to reflect the dilutive
   effect of common stock equivalent securities:
     Stock options                                            88          360
     Common stock units related to Deferred
       Equity Compensation Plan for Directors                 73           51
     Common stock units related to Deferred
       Compensation Plan for Employees                         8            6
     Warrants                                                  -           96
                                                         -------      -------
Total common and common equivalent shares
   adjusted to calculate diluted earnings per share       41,325       42,319
                                                         -------      -------

Net income (loss) per share - diluted                    $  0.31      $  0.40
                                                         =======      =======

Percentage of dilution compared
   to basic net income (loss) per share                        -          2.4%
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